Exhibit 10.1
STOCK PURCHASE AGREEMENT
by and between
FENTURA FINANCIAL, INC.
(“Seller”)
and
EACH OF THE PURCHASERS LISTED ON EXHIBIT 1
(each a “Buyer” and collectively the “Buyers”)
dated as of April 27, 2010

STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II SALE OF THE STOCK	7
2.1 Sale of Stock	7
2.2 Closing	7
2.3 Closing Deliveries	7
2.4 Further Assurances	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	8
3.1 Capital Structure	8
3.2 Organization, Standing, and Authority of the Bank	9
3.3 No Conflict, Breach, Violation, Etc.	9
3.4 Regulatory Restrictions	9
3.5 Required Approvals	9
3.6 Subsidiaries	10
3.7 Deposit Insurance	10
3.8 Authorized and Effective Agreement; No Conflicts	10
3.9 Regulatory Reports	11
3.10 Financial Statements	11
3.11 Material Adverse Changes; Interim Events	12
3.12 Tax Matters	12
3.13 Legal Proceedings	12
3.14 Compliance with Laws	13
3.15 Employee Benefit Plans	13
3.16 Certain Contracts	15
3.17 Brokers and Finders	16
3.18 Insurance	16
3.19 Properties	16
3.20 Labor and Employment	17
3.21 Allowance for Loan Losses; Loan Guarantees	17
3.22 Material Interests of Certain Persons	17
3.23 No Undisclosed Liabilities	18
3.24 Loan Portfolio	18
3.25 Investment Portfolio	18
3.26 Interest Rate Risk Management Instruments	18
3.27 Community Reinvestment Act Compliance	19
3.28 Intellectual Property	19
3.29 Contracts and Commitments	19
3.30 Duties as Fiduciary	19
3.31 True and Complete Information	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	20
4.1 Purchase for Own Account	20
4.2 Accredited Buyer	20

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4.3 Restricted Securities	20
4.4 Legends	21
4.5 Legal Proceedings	21
4.6 Brokers and Finders	22
4.7 Available Funds	22
4.8 Approval Delays	22
4.9 True and Complete Information	22

ARTICLE V COVENANTS	22
5.1 Reasonable Best Efforts	22
5.2 Regulatory Matters	22
5.3 Investigation and Confidentiality	23
5.4 Press Releases	24
5.5 Business of the Parties	24
5.6 Current Information; Supplements to Disclosure Schedule	27
5.7 Continuing Indemnification of Bank’s Officers and Directors	27
5.8 Transaction Expenses	28
5.9 Environmental Investigation	28
5.10 Employees and Employee Benefit Plans	29
5.11 Integration of Data Processing	30
5.12 Non-Performing Loans and Non-Accrual Loans and Owned Real Estate	30
5.13 Exclusive Commitment	31
5.14 Noncompetition and Nonsolicitation	31
5.15 Service/Trademarks	32
5.16 Order to Cease and Desist	32
5.17 Tax Matters	32
5.18 Termination of Intercompany Agreements	33

ARTICLE VI CONDITIONS PRECEDENT	33
6.1 Conditions Precedent — Buyers and Seller	33
6.2 Conditions Precedent — Seller	34
6.3 Conditions Precedent — Buyers	35

ARTICLE VII TERMINATION, WAIVER, AND AMENDMENT	36
7.1 Termination	36
7.2 Effect of Termination	37
7.3 Waiver	38
7.4 Amendment or Supplement	38

ARTICLE VIII INDEMNIFICATION	38
8.1 Survivability of Representations and Warranties	38
8.2 Indemnification by Seller	38
8.3 Indemnification by Buyers	39
8.4 Indemnification Procedures	39

ARTICLE IX MISCELLANEOUS	39
9.1 Entire Agreement	39
9.2 No Assignment	39

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9.3 Notices	39
9.4 Interpretation	40
9.5 Counterparts	40
9.6 Further Assurances; Privileges	41
9.7 Governing Law	41
9.8 Severability	41
9.9 Agent for Buyers	41

Exhibit 1 — List of Buyers
Exhibit 2 — Seller Opinion of Legal Counsel
Exhibit 3 — Buyers Benefit Plans

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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT is entered into by and between FENTURA FINANCIAL, INC., a Michigan corporation and a registered bank holding company (“Seller”), and the individuals and trust set forth on Exhibit 1 (each a “Buyer” and collectively the “Buyers”).
     WHEREAS, Seller owns all of the issued and outstanding capital stock of West Michigan Community Bank, a Michigan banking corporation; and
     WHEREAS, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, all of the stock of the Bank, pursuant to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     The following terms shall have the meanings ascribed to them for all purposes of this Agreement.
     “Adjusted Shareholders’ Equity” means the consolidated tangible shareholders’ equity of the Bank, calculated in accordance with GAAP and reflecting, among other things, the Loan Transfer (and any ALLL adjustment associated therewith), the ORE Transfer and the accrued income and expenses of the Bank for all periods ending on or prior to the Closing Date, but adjusted to exclude:
          (i) any adjustments made in accordance with other comprehensive income or loss position; and
          (ii) any expenses incurred (including those related to stay bonuses or the like) or accounting or other adjustments made in response to a request made by Buyers not required by GAAP; and
          (iii) adjustments (if any) required by FASB ASC 805-10, Business Combinations (SFAS 141(R)); and
          (iv) 9.09091% of any capital contribution by Seller to the Bank (excluding loan, lease and ORE purchases) between the date of this Agreement and the Closing Date, with the net effect that every $1.00 of capital contribution to the Bank will increase the Purchase Price by $1.00. (For example, if Seller makes a $1,000,000 capital contribution to the Bank, then $90,909.10 would be excluded from Adjusted Shareholders’ Equity so that only the remaining $909,090.90 would be included for purposes of calculating the Purchase Price, and that $909,090.90 when multiplied by 1.1 pursuant to the Purchase Price definition would result in a $1,000,000 increase to the Purchase Price); and
          (v) fees and costs paid by the Bank as described in Section 5.11.

Adjusted Shareholders’ Equity shall initially be calculated (the “Preliminary Calculation”) by Seller, in consultation with Agent, as of the close of business on the third (3rd) Business Day immediately preceding the Closing Date, using reasonable estimates of revenues and expenses through the Closing Date where actual amounts are not available. For purposes of this calculation, Seller shall assume a tax rate of 34%. Within ten (10) Business Days after the Closing Date, Seller shall deliver Agent the calculation of adjusted Shareholders’ Equity which will include appropriate adjustments based upon actual data as of the close of Business on the Closing Date. Such calculation shall be subject to verification and approval by Agent, which approval shall not be unreasonably withheld. Agent shall notify Seller of any disputes with respect thereto within ten (10) Business Days of Buyer’s receipt thereof. The parties shall thereupon, if necessary, adjust the final Purchase Price and make payments to the other party, as applicable, within five (5) Business Days.
     “Agent” shall mean Kevin Nelson.
     “Agreement” shall mean this Agreement, dated as of April 27, 2010, between Buyer and Seller, including the Disclosure Schedule.
     “Acquisition Transaction” shall mean: (a) a merger, consolidation, share exchange, tender offer, exchange offer, sale of shares or any similar transaction involving the Bank; (b) a transaction involving purchase, lease or other acquisition of all or a majority of the assets and assumption of a majority of the deposits and other liabilities of the Bank and its Subsidiaries not in the ordinary course; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of any portion of the Stock; or (d) any substantially similar transaction.
     “ALLL” means allowances for loan and lease losses.
     “Bank” shall mean West Michigan Community Bank, a Michigan banking corporation.
     “Bank Employee Plans” shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus, or group insurance contract, or any other incentive, health and welfare, or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Bank, whether written or oral.
     “Bank’s Financial Statements” shall mean the financial information included in filings (including Call Reports) made by the Bank with any Regulatory Authority (including related notes and schedules, if any) related to the Bank’s financial condition or results of operation (i) as of March 31, 2010 and as of December 31, 2009; and (ii) for the quarter ended March 31, 2010 and for the years ended December 31, 2009 and 2008.
     “Business Day” means any day other than a Saturday, Sunday or any other day that the Bank is authorized or required to be closed.
     “Buyer” shall mean each of the individual persons and trusts set forth on Exhibit 1.

     “Buyers” shall mean all the Buyers together.
     “Call Report Instructions” shall mean the Reports of Condition and Income Instruction Book, as updated, and related supplemental instructions and guidelines issued by the Regulatory Authorities.
     “Claims Notice” is defined in Section 8.4.
     “Closing” shall mean the closing of the sale of Stock pursuant to this Agreement.
     “Closing Date” shall mean the date on which the Closing occurs.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commissioner” means the Commissioner of the Michigan Office of Financial and Insurance Regulation, Department of Energy, Labor and Economic Growth.
     “CRA” shall mean the Community Reinvestment Act of 1977, as amended.
     “Disclosure Schedule” shall mean, with respect to the schedules provided by Seller to Buyer pursuant to Article III of this Agreement, schedules delivered within ten (10) days following the date of this Agreement as the same may be updated and/or amended pursuant to the terms and conditions of this Agreement and, with respect to Schedule 5.12, delivered by Seller to Buyers on or prior to the date of this Agreement (which Schedule 5.12 shall be updated through the Closing Date as provided in this Agreement).
     “DOJ” shall mean the United States Department of Justice.
     “Employee Welfare Benefit Plan” is defined in Section 5.10(c).
     “Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.
     “Environmental Laws” shall mean any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation, or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive

Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601, et seq); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901, et seq); the Clean Air Act, as amended (42 U.S.C. §7401, et seq); the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251, et seq); the Toxic Substances Control Act, as amended (15 U.S.C. §9601, et seq); the Emergency Planning and Community Right to Know Act, as amended (42 U.S.C. §1101, et seq); the Safe Drinking Water Act, as amended (42 U.S.C. §300f, et seq); and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.
     “Environmental Risk” is defined in Section 5.9.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “FDI Act” is defined in Section 3.5.
     “Federal Bank Holding Company Act” is defined in Section 3.5.
     “FDIC” shall mean the Federal Deposit Insurance Corporation.
     “FHLB” shall mean the Federal Home Loan Bank of Indianapolis.
     “FRS” shall mean the Board of Governors of the Federal Reserve System.
     “GAAP” means generally accepted accounting principles in the United States consistently applied.
     “Governmental Entity” shall mean any federal or state court, administrative agency, commission, or other governmental authority or instrumentality.
     “Include” (whether or not capitalized) shall mean “include without limitation.”
     “Indemnification Threshold” is defined in Section 8.4.
     “Indemnified Parties” is defined in Section 5.7.
     “Intellectual Property” shall mean trademarks, service marks, logos, trade names and corporate names and registrations and applications for the registration thereof, copyrights and registrations and applications for the registration thereof, computer software, data and documentation, trade secrets and confidential business information (including financial, market, business, pricing, and cost information, and including business and marketing plans and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium).
     “IRS” shall mean the Internal Revenue Service or any successor thereto.

     “Loan Purchase Value” of a loan or lease shall mean the Bank’s recorded investment in the loan in accordance with GAAP minus any ASC Topic 310-40 (FAS 114) reserves and minus any ASC Topic 450 (FAS 5) reserves.
     “Loan Transfer” is defined in Section 5.12.
     “Material Adverse Effect” shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations, business, and/or prospects of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in accounting and/or reporting standards or requirements that are generally applicable to the banking industry, (b) expenses incurred in connection with the transactions contemplated by this Agreement, or (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated by this Agreement.
     “Material” or “Material Liability” shall mean any event or occurrence that is adverse to the financial condition or results of operations of any Party which aggregate effect would be greater than $100,000.
     “Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.
     “MB Code” shall mean the Michigan Banking Code of 1999, as amended.
     “Non-performing Assets” shall mean any loans or leases:
          (a) Which have any payment over 90 days past due.
          (b) Which have been placed on nonaccrual status.
          (c) Which have matured and have not been renewed.
          (d) Where collateral has been repossessed or conveyed to the Bank.
          (e) Where foreclosure or legal action has commenced.
          (f) Where real estate or other collateral is owned by the Bank.
          (g) Where additional funds have been loaned to the customer, between the date of this Agreement and the Closing Date, for the purpose of making a payment to the Bank.
          (h) Where the loan has been renewed, between the date of this Agreement and the Closing Date, and interest payments have been added to the principal balance.

     “Order to Cease and Desist” shall mean that certain Order to Cease and Desist issued by the FDIC and the State of Michigan Office of Financial and Insurance Regulation (FDIC-08-283b).
     “Ordinary Course of Business” means any action taken by the Bank only if such action:
          (i) is consistent with the past practices of the Bank and is taken in the ordinary course of the normal day-to-day operations of the Bank;
          (ii) is not required to be authorized by the board of directors of the Bank, other than loan approvals; and
          (iii) is similar in nature and magnitude to actions customarily taken without authorization by the board of directors of the Bank, other than loan approvals, in the ordinary course of the normal day-to-day operations of the Bank.
     “ORE” means other real estate owned.
     “ORE Transfer” is defined in Section 5.12.
     “Party” shall mean the Seller and each Buyer.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Purchase Price” shall mean 1.10 multiplied by the Adjusted Shareholders’ Equity.
     “Regulatory Authority” shall mean, collectively, the DOJ, FRS, FDIC, and the Commissioner.
     “Requisite Regulatory Approvals” shall mean all consents and approvals required from all Regulatory Authorities or other Governmental Entities having jurisdiction over the Parties as shall be necessary for the completion of the transactions contemplated by this Agreement and the continuation by Buyer after the Closing of the business of the Bank, as such business is carried on immediately prior to the Closing.
     “Rights” shall mean warrants, options, rights, convertible securities, and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.
     “SEC” shall mean the Securities and Exchange Commission.
     “Seller” shall mean Fentura Financial, Inc., a Michigan corporation.
     “Seller Termination Fee” is defined in Section 7.2(d).
     “Stock” shall mean all of the issued and outstanding shares of capital stock of the Bank.

     “Subsidiary” and “Significant Subsidiary” shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.
ARTICLE II
SALE OF THE STOCK
2.1 Sale of Stock
     Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Buyers, and Buyers shall purchase from Seller, all of the Stock (with the number of shares of Stock to be transferred to each Buyer set forth in Exhibit 1), free and clear of all liens, charges, security interests, options, proxies, voting trusts and agreements, and other encumbrances and restrictions, except as otherwise provided in Section 3807 of the MB Code and in 12 U.S.C. § 1831o. In consideration for the sale of the Stock by Seller, at the Closing, Buyers shall pay to Seller the Purchase Price, in immediately available funds by wire transfer to an account designated by Seller.
2.2 Closing
      The Closing shall occur at such time and place as is mutually agreed upon by Seller and Agent, but in no event later than fifteen (15) days after the receipt of all Requisite Regulatory Approvals and the expiration of all required waiting periods imposed by any Regulatory Authority in connection with the Requisite Regulatory Approvals. The Parties shall use their respective reasonable best efforts to cause the Closing to occur on or prior to July 31, 2010.
2.3 Closing Deliveries
     (a) On or prior to the Closing Date, Buyers shall deliver all of the following to Seller:
     (i) the Purchase Price based on the Preliminary Calculation; and
     (iii) such other documents and instruments as Seller reasonably requests to effect the transactions contemplated by this Agreement.
     (b) On or prior to the Closing Date, Seller shall deliver all of the following to Buyers:
     (i) one or more stock certificates representing all of the shares of Stock, duly endorsed for transfer or accompanied by duly executed stock powers, conveying such shares from Seller to Buyers effective as of the Closing Date;
     (ii) the original minute book, stock transfer records, corporate seal, and other materials related to the administration and corporate record keeping of the Bank;
     (iii) the certificates required pursuant to Sections 6.3(c) and (d) and the legal opinion required pursuant to Section 6.3(e);

     (iv) evidence of compliance with the covenants contained in Section 5.12 concerning nonperforming loans, nonaccrual loans and owned real estate; and
     (vi) such other documents and instruments as Buyer reasonably requests to effect the transactions contemplated by this Agreement.
2.4 Further Assurances
     If, at any time after the Closing, Buyer shall consider that any further assignments or assurances in law or any other acts are reasonably necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Buyer right, title, or interest in or to the Stock, or (ii) otherwise carry out the purposes of this Agreement, Seller and its proper officers and directors shall execute and deliver all such proper assignments and assurances in law and do all acts necessary or proper to vest, perfect, or confirm title to and possession of the Stock in Buyer and otherwise to carry out the purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby makes the representations and warranties set forth in this Article III to Buyer. Each representation and warranty made by Seller in this Agreement shall be subject to each item set forth in the Disclosure Schedule. The inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Seller that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on the Bank.
3.1 Capital Structure
     The authorized capital stock of West Michigan Community Bank consists of 63,830 shares of common stock, Ten Dollars ($10) par value per share, which is the only class of capital stock that the Bank is authorized to issue. The Stock consists of 63,830 shares of common stock, Ten Dollars ($10) par value per share. Seller owns all of the Stock. There are no other shares of stock of the Bank outstanding. Except as otherwise provided in Section 3807 of the MB Code and 12 U.S.C. § 1831o, all of the shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the shares of Stock have been issued in violation of the preemptive rights of any person, firm, or entity. Seller owns all of the shares of Stock free and clear of any and all liens, charges, security interests, options, proxies, voting trusts and agreements, and other encumbrances and restrictions, except as otherwise provided in Section 3807 of the MB Code and 12 U.S.C. § 1831o. There are no Rights authorized, issued, or outstanding with respect to the capital stock of the Bank as of the date of this Agreement. The Bank has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. The Bank has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

3.2 Organization, Standing, and Authority of the Bank
     The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The Bank has delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of the Bank as in effect as of the date of this Agreement. The minute books and other corporate books and records of the Bank, as previously made available to Buyer (and as shall be delivered to Buyer at Closing), are true, correct, and complete in all material respects.
3.3 No Conflict, Breach, Violation, Etc.
     The execution, delivery, and performance of this Agreement by Seller, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Seller or the Bank’s Articles of Incorporation, Bylaws or similar organizational documents; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Seller or the Bank.
3.4 Regulatory Restrictions
     Subject to the receipt of the Requisite Regulatory Approvals; the execution, delivery, and performance of this Agreement by Seller do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which Seller or the Bank is a party or subject, or by which it is bound or affected.
3.5 Required Approvals
     Except as may be required in connection with the Loan Transfer or the ORE Transfer or in connection with the Order to Cease and Desist and as may be required to permit stock redemptions associated with termination of the Bank’s participation in Bank Employee Plans, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Agreement by Seller other than in connection or compliance with the provisions of the MBCA, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act of 1956, as amended (the “Federal Bank Holding Company Act”), the Federal Deposit Insurance Act, as amended (the “FDI Act”), and the MB Code. Except with respect to issues which may be raised by Regulatory Authorities associated with the Loan Transfer and the ORE Transfer, Seller does not know of any reason (including CRA compliance), why the Requisite Regulatory Approvals cannot be obtained or why the process would be materially impeded.

3.6 Subsidiaries
     (a) The Bank does not own any Subsidiaries except as set forth on Schedule 3.6. Except for (x) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (y) securities and other interests set forth on Schedule 3.6, the Bank does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture, or other organization, other than investment securities representing not more than 5% of any entity.
     (b) Each subsidiary set forth on Schedule 3.6 is a Michigan corporation or a Michigan limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Each subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The Bank has delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of the subsidiaries as in effect as of the date of this Agreement. The minute books and other corporate books and records of the subsidiaries, as previously made available to Buyer (and as shall be delivered to Buyer at Closing), are true, correct, and complete in all material respects.
3.7 Deposit Insurance
     All eligible accounts of the Bank are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law.
3.8 Authorized and Effective Agreement; No Conflicts
     (a) Seller has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Board of Directors of Seller and have been duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, constitutes a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions or by the appointment of a conservator by any Regulatory Authority.
     (b) Neither the execution and delivery of this Agreement, nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the Bank, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Seller or the Bank pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, (iii) subject to receipt of all Requisite Regulatory Approvals, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or the Bank, or (iv) result in the termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by the Bank.
     (c) Except for the Requisite Regulatory Approvals, and consents referenced on Schedule 3.8(c), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller in connection with (x) the execution and delivery by Seller of this Agreement, or (y) the completion of the transactions contemplated by this Agreement.
3.9 Regulatory Reports
     The Bank has duly filed with each Regulatory Authority and any other applicable Governmental Entity all reports, notices, and other documents required to be filed under applicable laws and regulations, except to the extent that all failures to so file any such reports, notices, or other documents, in the aggregate, would not have a Material Adverse Effect on the Bank. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable laws and regulations. Except as described in the Order to Cease and Desist or in Schedule 3.9, in connection with the most recent examination of the Bank by the appropriate Regulatory Authorities as of June 30, 2009, the Bank was not required to correct or change any action, procedure, or proceeding which Seller believes has not been corrected or changed as required.
     All of such reports required to be filed prior to the Closing Date by the Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.
3.10 Financial Statements
     Except as stated therein, the Bank Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity, in all material respects, with the Call Report Instructions, and (iii) fairly present the financial position and results of operations of the Bank on the dates and for the periods indicated therein. The Bank Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Bank Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. Any audits of the Bank have been conducted, in all material respects, in accordance with generally accepted auditing standards. The books and records of the Bank have been maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities, and affairs of the Bank.

3.11 Material Adverse Changes; Interim Events
     Except for the transactions contemplated by this Agreement, since December 31, 2009, (i) the Bank has conducted its business in the ordinary and usual course, and (ii) other than losses incurred in the Ordinary Course of Business, no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Bank.
3.12 Tax Matters
     (a) The Bank has timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns required by applicable law to be filed by it (including estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Closing, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Closing. The Bank will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.
     (b) All federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns filed by the Bank are complete and accurate in all material respects. Except as set forth on Schedule 3.12(b),the Bank is not delinquent in the payment of any tax, assessment, or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. There are currently no agreements in effect with respect to the Bank to extend the period of limitations for the assessment or collection of any tax. As of the date of this Agreement, no audit, examination, or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller’s knowledge, threatened.
     (c) The Bank (i) is a party with Seller to an agreement providing for the allocation or sharing of taxes (which will be terminated on or before the Closing Date pursuant to Section 5.18 hereof), and (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Bank (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method).
3.13 Legal Proceedings
     Except as set forth in Schedule 3.13, there are no actions, suits, claims, governmental investigations, or proceedings instituted, pending or, to Seller’s knowledge, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against the Bank or against any asset, interest, or right of the Bank, or against any officer, director, or employee of the Bank (with respect to such person’s employment by or other association with the Bank). Except for the Order to Cease and Desist, the Bank is not a party to any material order, judgment, or decree.

3.14 Compliance with Laws
     (a) The Bank has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the transactions contemplated by this Agreement. To Seller’s knowledge, no suspension or cancellation of any of the same is threatened.
     (b) The Bank is not in violation of its Articles of Incorporation, Bylaws, or other charter documents, or, except as contemplated by the Order to Cease and Desist, in material violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any Governmental Entity, including all regulatory capital requirements, truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, consumer protection, securities, safety, health, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any Governmental Entity. The Bank has not received any notice or communication from any Governmental Entity asserting that it is in violation of any of the foregoing. Except for the Order to Cease and Desist, the Bank is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding, or written commitment (other than those of general applicability issued by Governmental Entities) and has not received any written communication requesting that it enter into any of the foregoing.
3.15 Employee Benefit Plans
     (a) Set forth on Schedule 3.15 is a list of all Bank Employee Plans. Seller has delivered to Buyer accurate and complete copies of each of such Bank Employee Plans (including amendments, agreements, and summary plan descriptions relating thereto) together with, in the case of tax-qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto. Except as described in part (vii) of Schedule 3.16(a), all Bank Employee Plans are maintained by Seller.
     (b) The Bank has not maintained a defined benefit plan, as defined in ERISA §3(35). Seller has furnished Buyer with applicable letters from the IRS and the PBGC.
     (c) The Bank does not participate in and has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in Section 3(37) of ERISA).
     (d) Seller has received a determination letter from the IRS with respect to each Bank Employee Plan that is intended to qualify under Section 401 of the Code to the effect that such Bank Employee Plan and associated trust include all applicable provisions required by the Code and that the trust associated with such Bank Employee Plan is exempt from tax under Section 501 of the Code. Nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Bank does not have any liability under any such Bank Employee Plan that is not reflected in the Bank Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.
     (e) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Bank Employee Plan that would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Bank.
     (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date of this Agreement, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date of this Agreement and prior to the Closing, under the terms of each Bank Employee Plan or ERISA.
     (g) The Bank Employee Plans have been operated in material compliance with the applicable provisions of ERISA, the Code, all regulations, rulings, and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. All contributions required to be made to Bank Employee Plans as of the date of this Agreement have been made, and all contributions required to be made to Bank Employee Plans as of the Closing will have been made as of such time.
     (h) There are no pending or, to Seller’s knowledge, threatened claims (other than routine claims for benefits) by, on behalf of, or against any Bank Employee Plans or any trust related thereto or any fiduciary thereof. No administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the PBGC, the IRS or other federal or state governmental agencies are pending, in progress, or, to Seller’s knowledge, threatened.
     (i) No Bank Employee Plan provides retiree welfare benefits, and the Bank is not obligated to provide any retiree welfare benefits except as required under Section 4980B of the Code.
     (j) No Bank Employee Plan exists that could result in the payment to any present or former employee of the Bank of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Bank as a result of the transactions contemplated by this Agreement.
     (k) No ERISA Affiliate has directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future to incur any obligation or liability in the future with respect to any benefit plan which has or could give rise to any liens on any of Bank’s assets, or which could result in any liability or obligation to Bank, whether arising out of establishing, operating, administering, or terminating such benefit plans or the transactions contemplated by this Agreement. For purposes of this Agreement,

“ERISA Affiliate” means each other person or entity required to be aggregated with Bank under Code Section 414(b), (c), (m), or (o).
     (l) The Bank has no obligation to provide health benefits, or life insurance benefits to or with respect to retirees, former employees, individuals on disability or any of their relatives.
3.16 Certain Contracts
     (a) Except as set forth on Schedule 3.16(a), the Bank is not a party to, bound or affected by, or receives or is obligated to pay benefits under (i) any agreement, arrangement, or commitment, including any agreement, indenture, or other instrument, relating to the borrowing of money by the Bank (other than deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the Bank of any obligation other than in the ordinary course of its banking business; (ii) any agreement, arrangement, or commitment relating to the engagement of a consultant or the employment, election, or retention in office of any present or former director, officer, or employee of the Bank; (iii) any agreement, arrangement, or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer, or employee of the Bank upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement; (iv) any agreement, arrangement, or understanding pursuant to which the Bank is obligated to indemnify any director, officer, employee, or agent of the Bank, other than as set forth in the Bank Employee Plans and in the Articles of Incorporation and Bylaws of the Bank; (v) any agreement, arrangement, or understanding to which the Bank is a party or by which it is bound that limits its freedom to compete in any line of business or with any person; (vi) except for the Order to Cease and Desist, any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by any Regulatory Authority (other than those of general applicability); (vii) any bonus, pension, profit sharing, retirement, stock option, stock purchase, hospitalization, insurance, or other similar plan providing for benefits for any current or former employees, officers, or directors of the Bank; (viii) any lease, installment purchase agreement, or other contract with respect to any property (whether real or personal or mixed) used or proposed to be used in the Bank’s operations that requires aggregate expenditures in excess of $10,000 in any consecutive twelve (12) month period; (ix) any contract or agreement for the purchase or disposition of material, supplies, equipment, or services that has a remaining term in excess of one year or that requires aggregate expenditures in excess of $10,000 in any consecutive twelve (12) month period of the contract; or (x) any contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement.
     (b) The Bank is not in default or in material non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations are bound or affected, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or non-compliance.

3.17 Brokers and Finders
     Neither Seller nor the Bank nor any of their respective directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement except Seller has employed the services of Donnelly Penman & Partners and all fees associated with such engagement to be the sole responsibility of Seller.
3.18 Insurance
     Set forth on Schedule 3.18 is an accurate and complete list (including the name of the insurer and the amounts, types, and dates of coverage) of each insurance policy that covers the Bank and/or any of its business, properties, assets, directors, or employees (including self-insurance). All of such policies are in full force and effect, all premiums due to date on such policies have been paid, and the Bank is otherwise in compliance in all material respects with the terms and provisions of such policies. The Bank has maintained all insurance required by applicable laws and regulations.
3.19 Properties
     (a) The Bank does not own any real property, except for its headquarters and branches described on Schedule 3.19 and except any other real estate owned that is reflected in the most recent balance sheet contained in the Bank Financial Statements (excluding any such other real estate owned that has been divested, and including any other real estate owned that has been acquired, in each case in the ordinary course of the Bank’s business since the date of such balance sheet). The Bank has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities (other than equities of redemption under applicable foreclosure laws), to all of its personal property, real property and assets, except (i) liens for current taxes not yet due or payable, (ii) pledges to the FHLB and pledges to secure deposits and other liens incurred in the Ordinary Course of Business, (iii) for assets that are leased, (iv) such imperfections of title that, individually and on an aggregate basis, are not likely to materially detract from the value of such property or materially interfere with the use of such property; and (v) as reflected in the Bank Financial Statements. All real and personal property that is material to the Bank’s business and leased or licensed by the Bank is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms. All rents and other amounts due under such leases and licenses have been paid; the Bank is not in material default in any of its covenants or obligations under any such lease or license; all such leases and licenses are unmodified and in full force and effect; and none of such leases or licenses will terminate or lapse prior to the Closing. All improved real property leased by the Bank is in material compliance with all applicable zoning laws.
     (b) To the knowledge of Seller, none of the properties occupied or owned by the Bank has been or is in violation of or liable under any Environmental Law. To the knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Bank or against any person or entity whose liability for any Environmental Claim the Bank has or may have retained or assumed either contractually or by operation of law.
     (c) Schedule 3.19(c) sets forth a list of all leases of real estate to which the Bank is a party as lessee or tenant.
     (d) To the knowledge of Seller, each parcel of real property owned by the Bank and used as the Bank’s headquarters or a branch (i) is in material compliance with all applicable zoning laws, (ii) does not encroach on any real property owned by another person, (iii) is not the subject of any condemnation action, and (iv) has access to a public street.
3.20 Labor and Employment
     All employees of the Bank are employees at will, may be terminated at any time for any lawful reason or for no reason, and have no entitlement to employment by virtue of any oral or written contract, employer policy, or otherwise, except for any employees, individually or in the aggregate, the termination of whom without cause would not impose any material liability on the Bank or require any material payments by the Bank. No work stoppage involving the Bank is pending or, to Seller’s knowledge, threatened. The Bank is not involved in or, to Seller’s knowledge, threatened with or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding involving its employees. No employees of the Bank are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to Seller’s knowledge, there have been no efforts to unionize or organize any employees of the Bank.
3.21 Allowance for Loan Losses; Loan Guarantees
     In the reasonable opinion of Seller, the ALLL reflected on the Bank’s statements of financial condition included in the Bank Financial Statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of the Call Report Instructions to provide for reasonably anticipated losses on outstanding loans, net of recoveries, and consistent with the Bank’s policies and past practice. The other real estate owned reflected in the Bank Financial Statements (if any) is carried in a manner consistent with the requirements of the Call Report Instructions and consistent with the Bank’s policies and past practices. All material guarantees of indebtedness owed to the Bank, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, or other federal agencies, are valid and enforceable in accordance with their respective terms.
3.22 Material Interests of Certain Persons
     No officer or director of Seller or any of its Subsidiaries or any “associate” (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible) used in, or pertaining to, the Bank’s business.

3.23	No Undisclosed Liabilities
     The Bank does not have any liabilities, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for taxes (and, to Seller’s knowledge, there is no past or present fact, situation, circumstance, condition, or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim, or demand against the Bank giving rise to any such liability) except and to the extent (i) reflected, disclosed, or provided for in the Bank’s Financial Statements, and (ii) of liabilities incurred in the ordinary course of business since the date of the latest Bank Financial Statement.
3.24 Loan Portfolio
     All loans and discounts shown on the Bank’s Financial Statements or that were entered into after the date of the most recent balance sheet included in the Bank’s Financial Statements were and shall be made for good, valuable, and adequate consideration in the Ordinary Course Business, in accordance with prudent banking practices, and are not subject to any known defenses, set-offs, or counterclaims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity. The notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are valid, true, and genuine and perfected and what they purport to be, except for failures to adequately perfect a security interest in any collateral that are not likely, in the aggregate, to be Material. The Bank has complied and shall, prior to the Closing, comply with all material laws and regulations relating to such loans.
3.25 Investment Portfolio
     All investment securities held by the Bank, as reflected in the balance sheets of the Bank included in the Bank’s Financial Statements, are carried in accordance with the requirements of the Call Report Instructions. The Bank has good and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any lien, claim, or other encumbrance, except as set forth in the Bank’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Bank.
3.26 Interest Rate Risk Management Instruments
     Schedule 3.26 sets forth a list of all interest rate swaps, caps, floors, option agreements, or other interest rate risk management arrangements or agreements to which the Bank is a party or has any obligations or rights. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations, and policies and with counter parties believed to be financially responsible at the time and are legal, valid, and binding obligations of the Bank in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. The Bank has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to Seller’s knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.
3.27 Community Reinvestment Act Compliance
     The Bank has not received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better in its last examination. Seller knows of no fact or circumstance or set of facts or circumstances that would cause the Bank to fail to comply with such provisions or to cause the CRA rating of the Bank to fall below satisfactory.
3.28 Intellectual Property
      Schedule 3. 28 sets forth a list of all Intellectual Property which is either owned by the Bank or that the Bank has the right to use. The Bank owns or has the right to use pursuant to license, sublicense, agreement, or other permission, all Intellectual Property necessary for the operation of its business as presently conducted. Each such license, sublicense, or other agreement is legal, valid, binding, enforceable, and in full force and effect. To Seller’s knowledge, no party to any such license, sublicense, or other agreement is in violation or default thereof. The Bank has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third party, and the Bank has not received any notice, charge, complaint, or claim alleging any such interference, infringement, misappropriation, or conflict. To Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Bank
3.29 Contracts and Commitments
     To the extent not described in another Disclosure Schedule, Schedule 3.29 contains a list of the following contracts and agreements, whether written or oral, to which the Bank is a party:
     (a) All leases (other than real estate), whether operating, capital or otherwise, under which the Bank is lessor or lessee;
     (b) All information technology contracts, software contracts, telecommunications contracts, ATM contracts, armored car contracts, and all loan documentation form software;
     (c) Employment or consulting contracts;
     (d) Any material contracts pertaining to the business of the Bank.
3.30 Duties as Fiduciary
     The Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. The Bank has not received notice of any claim, allegation, or complaint from any person that the Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Seller’s Financial Statements.
3.31 True and Complete Information
     No schedule, statement, list, certificate, or other information furnished or to be furnished by Seller in connection with this Agreement, including the Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyers hereby make the representations and warranties set forth in this Article IV to Seller.
4.1 Purchase for Own Account
     Each Buyer is acquiring its respective Stock for its own account for investment, is not purchasing the Stock hereby for the benefit of any other person, and has no present intention of holding or managing the Stock with others or of selling, distributing or otherwise disposing of any portion of the Stock.
4.2 Accredited Buyer
     Each Buyer is an “accredited investor” as determined pursuant to Regulation D promulgated under the Securities Act of 1933.
4.3 Restricted Securities
     (a) Each Buyer understands that the Shares have not been registered under the Securities Act of 1933 in reliance upon an exemption from registration. Each Buyer also understands that the Shares must be held indefinitely, unless they are later registered under the Securities Act of 1933 or unless an exemption from registration is otherwise available, and that the Company has no obligation to register its stock. The Buyers will not transfer the Shares in violation of the Securities Act of 1933, the Securities Exchange Act of 1934 or the rules promulgated thereunder, including Rule 144 under the Securities Act. Each Buyer agrees that it will not dispose of the Shares unless and until it has complied with all requirements of this Agreement applicable to the disposition of Shares and it has provided the Bank with written assurances, in substance and form satisfactory to the Bank, that the proposed disposition does not require registration of the Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken.
     (b) The Buyer is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions.
4.4 Legends
     Each Buyer understands that the certificates evidencing the Shares will bear the legend set forth below, together with any other legends required by the appropriate state and federal laws:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT WITH RESPECT TO SUCH SECURITIES OR THE COMPANY HAS RECEIVED AN OPINION IN FORM AND SUBSTANCE SATISFACTORY TO THE BANK PROVIDING THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, IS AVAILABLE.
THE SALE, ASSIGNMENT, ENCUMBRANCE, TRANSFER OR OTHER DISPOSITION OF THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS OF A CERTAIN SHAREHOLDER AGREEMENT BETWEEN THE BANK AND ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE BANK.
The legends set forth above shall be removed by the Bank from any certificate evidencing any of the Shares only (i) upon receipt by the Bank of an opinion in form and substance satisfactory to the Bank that such legend may be removed pursuant to Rule 144 promulgated under the Securities Act, or (ii) upon confirmation that a registration statement under the Securities Act is at that time in effect with respect to the Shares and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Shares were issued.
4.5 Legal Proceedings
     There are no actions, suits, claims, governmental investigations, or proceedings instituted, pending, or, to Buyer’s knowledge, threatened against Buyers or against any asset, interest, or right of Buyer that are reasonably likely to have a Material Adverse Effect on the Buyers as a group.

4.6 Brokers and Finders
     Buyer has not employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement.
4.7 Available Funds
     Buyers collectively have all of the funds necessary for the payment of the Purchase Price. There is no reasons known to any Buyer why Buyers will not have sufficient cash available on the Closing Date to enable each Buyer to comply with its obligation to pay its portion of the Purchase Price and to perform its obligations under this Agreement.
4.8 Approval Delays
     No Buyer is aware of any reason why the granting of any Requisite Regulatory Approvals would be denied or unduly delayed.
4.9 True and Complete Information
     No schedule, statement, list, certificate, or other information furnished or to be furnished by Buyers in connection with this Agreement, including information provided in connection with obtaining the Requisite Regulatory Approvals, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
COVENANTS
5.1 Reasonable Best Efforts
     Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the sale of Stock as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.
5.2 Regulatory Matters
     (a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, within thirty (30) days after the date of this Agreement or as soon thereafter as is reasonably practicable, all necessary documentation to obtain all Requisite Regulatory Approvals and all permits, consents, approvals, and authorizations of any other third parties that either Party believes are reasonably necessary to consummate the transactions contemplated by this Agreement. Each application, filing, and other written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement shall be reasonably acceptable to both Agent and Seller prior to the submission of such materials to the third party or Governmental Entity. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Notwithstanding the foregoing, Buyers shall be primarily responsible for and shall bear all expenses in connection with preparing and filing all applications for the Requisite Regulatory Approvals.
     (b) Buyers and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, and officers, and such other matters as may be reasonably necessary in connection with any statement, filing, notice, or application made by or on behalf of Buyers, Seller, or the Bank to any Governmental Entity in connection with the transactions contemplated hereby.
     (c) Buyers and Seller shall promptly furnish each other with copies of written communications received by Buyers or Seller, as the case may be, or delivered by, any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.
5.3 Investigation and Confidentiality
     (a) Seller shall permit Agent and his representatives reasonable access to the properties and personnel of the Bank and shall disclose and make available to Buyers and their representatives, upon Agent’s reasonable request, all books, papers, and records relating to the assets, Stock ownership, properties, operations, obligations, and liabilities of the Bank, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entity, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyers may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated by this Agreement and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Buyers may conduct real property surveys of and obtain title insurance for the Bank’s headquarters and branch real property. Seller shall cause the Bank to make its directors, officers, employees, and authorized representatives (including counsel and independent public accountants) available to confer with Agent and his representatives, provided that such access shall be reasonably related to the transactions contemplated by this Agreement and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege.
     (b) All information furnished in connection with the transactions contemplated by this Agreement or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until the Closing. If the Closing does not occur, the Party receiving the information shall (i) either destroy or return to the Party that furnished such information any and all documents or other materials containing, reflecting, or referring to such information, (ii) use its best efforts to keep confidential all such information, and (iii) not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party that is the subject of any such legal requirement or order shall use its best efforts to give the furnishing Party at least ten (10) business days prior notice thereof.
     (c) Seller shall use its reasonable best efforts to obtain a customary landlord estoppel certificate with respect to the lease for the branch location at 81 East Eighth Street, Holland, Michigan 49423.
5.4 Press Releases
     Each of the Parties agrees that it will not issue any press release or make any public disclosure related to this Agreement or the sale of the Stock without obtaining the prior written consent of the other Party, provided, however, that nothing contained herein shall prohibit any party, following notification to the other Party, from making any disclosure that is required by law or regulation including, but not limited to, Securities and Exchange Commission reporting requirements.
5.5 Business of the Parties
     (a) During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Agent, which consent shall not be unreasonably withheld, Seller shall cause the Bank to carry on its business in the ordinary course consistent with past practice. During such period, Seller will use reasonable efforts to (x) preserve the business organization of the Bank intact, (y) keep available to the Bank the present services of the employees of the Bank, provided, Buyers and Seller each acknowledge and agree that, effective on the Closing Date, the employment of the Bank’s CEO will be terminated and such CEO will thereafter become employed by Seller or another Subsidiary of Seller, and (z) preserve for itself and Buyer the goodwill of the customers of the Bank and others with whom the Bank has business relationships. Without limiting the generality of the foregoing, except (i) with the prior written consent of Agent, which consent shall not be unreasonably withheld, (ii) as contemplated in this Agreement, and (iii) as otherwise disclosed in the Disclosure Schedule, between the date of this Agreement and the Closing, Seller shall use all reasonable efforts to prevent the Bank from doing any of the following:
     (i) declare, set aside, make, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the Stock;
     (ii) issue any shares of its capital stock; issue, grant, modify, or authorize any Rights; purchase or redeem any shares of the Stock; or effect any recapitalization, reclassification, stock dividend, stock split, or like change in capitalization;
     (iii) amend its Articles of Incorporation, Bylaws, or similar organizational documents; or waive or release any material right or cancel or compromise any material debt or claim;

     (iv) increase the rate of compensation of any of its directors, officers, or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers, or employees other than in the ordinary course of business and in accordance with past practice; or enter into or amend any employment or consulting agreement or extend the term of or renew any existing employment or consulting agreement;
     (v) enter into or, except as may be required by law and for amendments contemplated by this Agreement, modify any Bank Employee Plan or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or employees;
     (vi) enter into (w) any transaction, agreement, arrangement, or commitment not made in the ordinary course of business, (x) any agreement, indenture, or other instrument relating to the borrowing of money by the Bank or the guarantee by the Bank of any such obligation, except in the case of deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement, or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement, or commitment, provided that the Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law; or (z) any contract, agreement, or understanding with a labor union;
     (vii) change its method of accounting (including, but not limited to, its policies and practices for loan classification and determination of ALLL) in effect for the year ended December 31, 2009, except as required by changes in laws or regulations or generally accepted accounting principles or Call Report Instructions, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;
     (viii) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments disclosed on the Disclosure Schedule that are existing on the date of this Agreement, and (d) expenditures necessary to maintain existing assets in good repair; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;
     (ix) file any applications or make any contract with respect to branching or site location or relocation;
     (x) except for purchases of U.S. Treasury securities or U.S. Government agency securities (which in either case shall have maturities of three (3) years or less) or commercial paper, agreements to repurchase, or federal funds (which in all cases shall have maturities of ninety (90) days or less), purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures or other repossessions in the ordinary course of business;
     (xi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;
     (xii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, and except to the extent required by law or any Regulatory Authority, change or modify in any material respect any of its lending or investment policies;
     (xiii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement, or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
     (xiv) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates;
     (xv) take any action that would result in any of the representations and warranties of Seller contained in this Agreement not to be true and correct at the Closing or that would cause any of the conditions precedent to the Closing not to be satisfied;
     (xvi) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of any Party to perform its covenants and agreements under this Agreement; or
     (xvii) agree to do any of the foregoing.
     (b) Except with the prior written consent of Seller, or as required by applicable law or any rule, regulation, order, or directive of any Governmental Entity, or as expressly contemplated hereby, between the date of this Agreement and the Closing, Buyers shall not:
     (i) take any action that would result in any of the representations and warranties of Buyers contained in this Agreement not to be true and correct at the Closing or that would cause any of the conditions precedent to the Closing not to be satisfied;

     (ii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of any Party to perform its covenants and agreements under this Agreement; or
     (iii) agree to do any of the foregoing.
5.6 Current Information; Supplements to Disclosure Schedule
     (a) During the period from the date of this Agreement to the Closing, Seller shall, upon Buyers’ request, cause one or more of its designated representatives to confer on a monthly or more frequent basis with Agent regarding the Bank’s financial condition, operations, business, and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably practicable, Seller will deliver to Agent each Call Report and similar report filed by the Bank with the FRS, FDIC, or the Commissioner concurrently with the filing of such report.
     (b) Seller agrees to give prompt written notice to Agent and Buyers each agree to give prompt written notice to Seller upon becoming aware of any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, that may reasonably be expected to (i) result in a Material Adverse Effect on such Party or on the Bank, (ii) cause or constitute a material breach of any of such Party’s representations, warranties, or covenants contained in this Agreement, or (iii) materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of such Party to perform its covenants and agreements under this Agreement. Any Party about which notice is given shall use its reasonable efforts to prevent or promptly to cure such change, condition, event, circumstance, fact, or occurrence, to the extent the same is within the Party’s reasonable control.
     (c) From time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedule, other than Schedule 5.12 (which shall not be modified unless agreed to in writing by Seller and Buyers, except as otherwise provided in Section 5.12 of this Agreement), with respect to any matter arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by Seller in this Agreement to not be true and accurate or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties, and covenants of Seller for the purpose of determining whether the conditions precedent of this Agreement have been satisfied.
5.7 Continuing Indemnification of Bank’s Officers and Directors
     (a) Seller agrees, for a period of two (2) consecutive years beginning at the Closing, to indemnify and hold harmless the past and present directors and officers of the Bank (the “Indemnified Parties”) for all acts or omissions occurring at or prior to the Closing to the same extent such persons are indemnified and held harmless under the Articles of Incorporation and Bylaws of the Bank in the form in effect at the date of this Agreement. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation and Bylaws of the Bank as of the date of this Agreement, to the extent permissible under applicable law as of the date of this Agreement, arising out of matters existing or occurring at or prior to the Closing, shall survive the Closing and shall continue in full force and effect.
     (b) The provisions of (a) above shall have no effect on any act or omission that constitutes a breach of a warranty, representation, or covenant contained in this Agreement or any document related to this Agreement.
     (c) Seller will at the Closing waive and release any claims and causes of action Seller may have against the Indemnified Parties for all acts or omissions occurring at or prior to the Closing.
     (d) Notwithstanding any provisions to the contrary, the indemnification obligations in this Section 5.7 are limited by federal banking law and any obligations that violate federal banking law are void and unenforceable.
5.8 Transaction Expenses
     Each of the Parties shall pay their own expenses associated with the transactions contemplated by this Agreement.
5.9 Environmental Investigation
     (a) Buyer may, at its own option and expense, engage environmental consultants to conduct a preliminary (“Phase I”) environmental assessment of any parcel of real estate owned and used in the operation of Bank’s business and any other real estate owned. Bank shall provide reasonable assistance, including site access, to such a consultant for purposes of conducting the Phase I assessments. The fees and expenses of a consultant with respect to the Phase I assessments shall be paid by Buyer. If there are any facts or conditions identified in a Phase I assessment or in any other reports or other documents disclosed by Seller that Buyer reasonably believes could pose a current or future risk of liability to Buyer or the Bank (an “Environmental Risk”), then Buyer shall identify the Environmental Risk to Seller in writing. Buyer shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, corrective measure or other follow-up work that may be necessary to address the Environmental Risk in accordance with applicable Environmental Laws (the “Remediation Estimate”). Buyer shall forward copies of any such estimates to Seller upon receipt.
     (b) If an Environmental Risk is identified, then Seller shall either agree in writing to reimburse Buyer for the actual cost of any further environmental investigation, sampling, analysis, remediation, corrective measure or other follow-up work recommended by Buyer’s environmental consultant (regardless of whether such expense is incurred before or after the Closing Date) up to but not in excess of $100,000, or, if Seller shall fail to so agree, Buyer may terminate this Agreement by providing written notice of termination to Seller within ten (10) Business Days of receipt from Seller of Seller’s decision not to make the reimbursement contemplated hereby.

     (c) If the investigation, sampling, analysis, remediation or other corrective measures would require more than $100,000 to complete, Buyer and Seller shall discuss a mutually acceptable modification to this Stock Purchase Agreement.
     (d) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Stock Purchase Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Buyer would be subject as owner or operator of the property involved can be quantified and limited to an amount less than $100,000, then Buyer may abandon this Stock Purchase Agreement pursuant to Section 7.1(d) (Termination).
5.10 Employees and Employee Benefit Plans
     (a) Except with respect to the Bank Employee Plans identified in part (vii) of Schedule 3.16(a), Seller shall cause the Bank’s participation in the Bank Employee Plans to be terminated as of the Closing Date.
     (b) Exhibit 3 to the Agreement contains a complete and accurate list of the benefit plans Buyers currently intends to offer to employees of the Bank following Closing.
     (c) Buyers agree that Blue Cross Blue Shield (the “Medical Plan”) will be adopted by the Bank to become effective on or immediately following the Closing Date. Buyers agree that no employee of the Bank will be subject to any exclusion or penalty for pre-existing conditions that were covered under the medical plan of the Bank covering such employee immediately prior to the Closing or any waiting period relating to coverage under the Medical Plan. Buyers further agree that, to the extent that the initial period of coverage for employees of the Bank under any plan of Buyer that is an “Employee Welfare Benefit Plan” as defined in Section 3(1) of ERISA, is not a full twelve (12) month period of coverage, employees of the Bank shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees under the corresponding Bank Employee Plan during the balance of such twelve (12) month period of coverage. Seller shall use commercially reasonable efforts to persuade any insurance plan to provide for such credit. Seller shall remain responsible for all COBRA obligations for employees of the Bank (and their dependents) who have a qualifying event (as defined under COBRA) before the Closing Date. With respect to all plans of Buyer intended to qualify under Section 401 of the Code, the prior service of employees of the Bank with the Bank, Seller, or any Subsidiary of Seller shall be taken into account for purposes of eligibility and vesting. With respect to employee benefits such as vacation, sick pay, personal days, and the like, the prior service of employees with the Bank, Seller, or any Subsidiary of Seller shall be applied for purposes of eligibility, vesting, and the level of benefit to which the employee is entitled.
     (d) Buyers agree to establish or designate a defined contribution retirement plan, qualified under Section 401 of the Code. Seller will take such actions as reasonably necessary to cause distributions from the Seller’s Employee Deferred Compensation and Stock ownership Plan (the “401(k) Plan”) to be made available to employees of the Bank, including distributions in the form of a direct rollover to the 401(a) plan established by the Bank. Buyers agree to use their best efforts to cause the Bank’s 401(a) plan to accept rollovers, including rollovers of existing 401(k) Plan loans. Such plan shall recognize the prior service of employees of the Bank for purposes of eligibility and vesting under the plan.
5.11 Integration of Data Processing
     (a) At the request of Buyers, during the period from the date of this Agreement to the Closing, Seller shall, and shall cause the Bank and their respective directors, officers, and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with preparation for an electronic and systematic conversion of all applicable data regarding the Bank to Buyer’s system of electronic data processing; provided, however, that no such conversion shall occur until the Closing. Buyers shall be responsible for reasonable and agreed upon costs incurred by Seller, including both Seller’s internal costs and fees to third parties associated with any such conversion. The Bank will pay any termination fees under data processing agreements between the Bank and non-affiliated data processing vendors. Seller will remain responsible for all fees under data processing contracts between Seller and data processing vendors. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train the Bank employees in Buyer’s system of electronic data processing.
     (b) At the Closing, the parties agree to enter into a mutually acceptable Data Processing Agreement between the Bank and Seller (or one of Seller’s subsidiaries) pursuant to which Seller (or one of its subsidiaries) will provide data processing services to the Bank, the material terms of which are: (i) a term of nine months or until the earlier completion of the data conversion, whichever is shorter; and (ii) compensation by the Bank to Seller (or one of Seller’s subsidiaries) consistent with the compensation historically paid by Seller and the Bank for periods prior to the Closing Date. The Data Processing Agreement will supersede the existing Bank Servicing Agreement between the Bank and The State Bank.
     (c) Until the Closing Date, Seller shall promptly advise Buyers of all anticipated renewals or extensions of existing data processing service agreements, software licenses agreements, data processing hardware lease agreements, telecommunications agreements or other material technology related license or service agreements (“Technology Contracts”) to which the Bank is a party. Seller and the Bank shall cooperate with Buyers in negotiating with each vendor the length of any extension or renewal term of any Technology Contracts. The Bank shall not enter into any new Technology Contract or renew or extend any existing Technology Contract except with Buyers’ consent (which consent will not be unreasonably withheld or delayed if such agreement is necessary for the Bank to conduct business in the ordinary course through the Closing Date).
5.12 Non-Performing Loans and Non-Accrual Loans and Owned Real Estate
     (a) On or prior to the Closing Date, the Bank shall transfer to Seller or Seller’s designees those loans described on Schedule 5.12 as updated to include all Nonperforming Assets and nonaccrual loans or leases on the Bank’s books as of the date ten (10) Business Days prior to the Closing Date (the “Loan Transfer”). Seller or its designee shall pay the Bank a cash purchase price equal to the Loan Purchase Value of each loan or lease included in the Loan Transfer as of such date.
     (b) On or prior to the Closing Date, the Bank shall transfer to Seller or Seller’s designees the owned real estate as of the date ten (10) Business Days prior to the Closing Date (the “ORE Transfer”). Seller or its designee shall pay the Bank a cash purchase price equal to the book value of such owned real estate on the Bank’s balance sheet as of such date.
     (c) At least five (5) Business Days prior to the Closing Date, the Seller shall provide Agent with an updated Schedule 5.12 listing all loans, leases and ORE to be transferred together with the dollar amount to be paid by Seller or its designee for such loan. Agent will notify Seller of any disputes with respect thereto within three (3) Business Days after receiving the updated Schedule 5.12.
     (d) At the Closing the Seller and the Bank shall provide documentation evidencing compliance with this covenant.
5.13 Exclusive Commitment
     Except as provided below, neither the Seller nor the Bank shall take any action inconsistent with the intent to consummate this transaction upon the terms and conditions of this Agreement. Without limiting the foregoing:
     5.13.1 No Solicitation. Neither Seller, nor the Bank shall, directly or indirectly, (i) invite, initiate, solicit, or encourage a proposal for an Acquisition Transaction; or (ii) participate in any negotiations regarding a proposal for an Acquisition Transaction. For purposes of this Agreement, “Acquisition Proposal” shall refer to a proposal, offer or other expression of interest concerning an Acquisition Transaction.
     5.13.2 Communication of Other Proposals. Seller or the Bank shall cause written notice to be delivered to Buyer promptly upon receipt of an Acquisition Proposal. Such notice shall contain the material terms of such Acquisition Proposal to which such notice relates. Within ten (10) business days after Seller’s receipt of an Acquisition Proposal, Seller shall give notice of such Acquisition Proposal to Buyer.
     5.13.3 Corporate Liability for Individual’s Breach. For the purposes of this Section, any breach of this Section by an executive officer or director, of Seller or the Bank in his or her individual capacity shall be deemed to be a breach by Seller.
5.14 Noncompetition and Nonsolicitation
     The Seller covenants and agrees that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, the Seller shall not, and shall cause Seller’s Subsidiaries not to, directly or indirectly, form, or obtain any direct or indirect ownership interest in, any legal entity, including, but not limited to any bank, mortgage company, or other financial institution, that has a headquarters, branch or other physical facility within 25 miles of any of the Bank’s current main office or branch locations (the “Market Area”).

     The Seller covenants and agrees that, commencing on the Closing Date and ending on the second anniversary of the Closing Date, the Seller shall not and shall cause its Subsidiaries not to (1) induce or attempt to induce any current or prospective customers or clientele of the Bank or any of its affiliates to reduce the current or prospective business such customer or clientele has with the Bank or any of its affiliates; or (2) solicit or attempt to solicit any employee of the Bank or any of its affiliates to leave the employ of the Bank or any of its affiliates, hire any such employee, or otherwise interfere in any way with the relationship between the Bank or any of its affiliates and their respective employees.
     Nothing contained herein shall preclude Seller or its Subsidiaries from (a) placing advertisements of general circulation or distribution which are not targeted to persons within the Market Area or (b) from soliciting business from any customers of the Bank who are customers of another Subsidiary of Seller as of the Closing Date or who, without violation of this Section 5.14, become customers of Seller or another Subsidiary of Seller after the Closing Date. Further, nothing contained herein shall restrict any bank holding company or similar entity (an “Acquiror”) which acquires control of Seller by merger or otherwise to continue to operate any of Acquirors facilities in existence on the date such Acquisition was publicly announced.
5.15 Service/Trademarks
     Buyers covenant that upon Closing, Buyers shall not permit the Bank to thereafter use any and all of Seller’s or its other Subsidiaries’ trademarks/service marks, including, but not limited to, its logo (i.e. letterhead, envelopes, etc.) and any other proprietary information or materials; provided, however, nothing contained herein shall preclude the Bank from continuing to use the name “West Michigan Community Bank” or any derivation thereof.
5.16 Order to Cease and Desist
     Seller will use its best efforts to, on or before the Closing Date, cause FDIC and OFIR to release or agree to release the Order to Cease and Desist. Buyers agree that as part of the effort to cause FDIC and OFIR to release or agree to release the Order to Cease and Desist, Buyers will commit to FDIC and OFIR that Buyers will contribute additional capital to the Bank at or immediately following the Closing sufficient to increase the Bank’s level of Tier 1 capital as a percentage of total assets to at least 8.0% and total risk-based capital as a percentage of risk-weighted assets to at least 10.0% (with Tier 1 capital, total assets, risk based capital and risk-weighted assets calculated in accordance with Part 325 of the FDIC Rules and Regulations). Buyers agree to use commercially reasonable best efforts to take such other actions as may be necessary to cause FDIC and OFIR to release or agree to release the Order to Cease and Desist.
5.17 Tax Matters
     For 2010, Seller shall include the Bank and Community Insurance Services, Inc. in its consolidated federal income tax returns for the period ending as of the Closing Date (the “Seller Short Period”) and it is expected that it will be required to include the Bank and all of its Subsidiaries in its combined Michigan Business Tax (“MBT”) return for the Seller Short Period. For 2010, Buyers shall be responsible for the Bank’s and its Subsidiaries’ federal income tax returns and the Bank’s MBT return for the period beginning the day after the Closing Date and ending December 31, 2010 (the “Buyer Short Period”). Seller shall pay any 2010 federal and, if applicable, any MBT Seller Short Period taxes and Buyers and the Bank shall be responsible for all Buyer Short Period taxes. Buyers shall be responsible for filing any tax returns whose tax period ends after the Closing Date and which cover a time period that includes both pre- and post-Closing Dates (the 2010 Form 1065 for West Michigan Mortgage LLC is an example of such a return. All Taxes for the period up to and including the Closing Date shall be accrued by the Bank and included in the Adjusted Shareholders’ Equity calculation. Upon filing of the Seller Short Period federal and MBT returns, Seller and Bank shall settle with each other in cash for any additional return liability owed to or by Bank. Within the time period required hereby for any Purchase Price adjustment, Buyers shall cause the Bank to pay to Seller an amount equal to the federal and MBT taxes accrued by the Bank with respect to the Seller Short Period. Buyers and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, tax returns and tax filings) and assistance as is reasonably necessary for the filing of any tax return, the conduct of any tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any tax matter. Buyers and Seller shall cooperate with each other in the conduct of any tax audit or other tax proceeding and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section. Should Seller be responsible for taxes of the Bank which are contemplated hereby to be Buyers’ and the Bank’s responsibility or should Buyers and the Bank be responsible for taxes which are contemplated hereby to be the responsibility of Seller, Seller and Buyers will settle with each other for any tax, penalty or interest owed one to the other relative to such resolution.”
5.18 Termination of Intercompany Agreements.
     On the Closing Date, all intercompany agreements between the Bank and Seller (and any of its affiliates) shall be terminated (with the exception of loan participations which will be addressed after the date hereof by mutual agreement of Seller and Buyer). Within thirty (30) days following the Closing Date, Seller and Buyer shall settle any amounts owing between the Bank and Seller or its affiliates with respect to all such terminated agreements. Schedule 5.18 includes a copy or, as applicable, a description of the intercompany agreements and loan participations in place between Seller and the Bank as of the date hereof.
ARTICLE VI
CONDITIONS PRECEDENT
6.1 Conditions Precedent — Buyers and Seller
     The respective obligations of Buyers and Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived by both Buyers and Seller pursuant to Section 7.3:
     (a) All Requisite Regulatory Approvals shall have been received, all notices to any Regulatory Authority or other Governmental Entity that are required to be given in connection with the transactions contemplated by this Agreement shall have been given, and all statutory or regulatory waiting periods in respect of any such approvals, consents, or notices shall have expired.
     (b) The Parties shall have received all approvals, consents, and waivers of each person (other than the Requisite Regulatory Approvals) whose approval, consent, or waiver is required for the completion of the transactions contemplated by this Agreement; provided, however, that no such approval, consent, or waiver shall be deemed to have been received if it shall include any nonstandard condition or requirement that, either individually or all such conditions and requirements in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had, such condition(s) or requirement(s) been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.
     (c) Neither of the Parties nor the Bank shall be subject to any statute, rule, regulation, injunction, order, or decree enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits, restricts, or makes illegal the completion of the transactions contemplated by this Agreement.
     (d) No proceeding shall be pending or threatened before any Governmental Authority that seeks to prohibit, restrict, or make illegal the completion of the transactions contemplated by this Agreement.
6.2 Conditions Precedent — Seller
     The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Seller pursuant to Section 7.3:
     (a) The representations and warranties of Buyers set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.
     (b) Buyers shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.
     (c) Between the date of this Agreement and the Closing Date, there shall not have occurred any change or condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Buyers.
     (d) Buyers shall have delivered to Seller all of the items listed in Section 2.4(a).

6.3 Conditions Precedent — Buyers
     The obligations of Buyers to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Buyers pursuant to Section 7.3:
     (a) The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.
     (b) Seller shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by Seller pursuant to this Agreement on or prior to the Closing.
     (c) Seller shall have delivered to Buyers a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
     (d) Seller shall have furnished Buyers with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 (as such conditions relate to Seller) as Buyer may reasonably request.
     (e) Buyers shall have received the opinion of Howard & Howard, counsel to Seller, dated the Closing Date, as to matters set forth in Exhibit 2 in form and substance reasonable to counsel for Buyers.
     (f) Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on the Bank.
     (g) Seller shall have delivered to Buyers all of the items set forth in Section 2.2(b).
     (h) The FDIC and OFIR shall have released or agreed to release (to Buyer’s reasonable satisfaction) the Order to Cease and Desist.
     (i) The Bank’s ALLL as of the Closing Date shall be greater than or equal to two million dollars ($2,000,000) after giving effect to the Loan Transfer.

ARTICLE VII
TERMINATION, WAIVER, AND AMENDMENT
7.1 Termination
     This Agreement may be terminated:
     (a) at any time on or prior to the Closing, by the mutual consent in writing of the Parties;
     (b) at any time on or prior to the Closing, by Buyer in writing if Seller has, or by Seller in writing if Buyers have, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within thirty (30) days after written notice by the non-breaching party to the breaching party of such breach;
     (c) at any time, by either Buyers or Seller in writing, (i) if any application for a Requisite Regulatory Approval is denied or withdrawn at the request or recommendation of the Governmental Entity that is required to grant such Requisite Regulatory Approval, unless within the twenty-five (25) day period following any such denial or withdrawal, a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this subsection if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or
     (d) By Buyers, as provided in Section 5.9;
     (e) By Buyers if there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Bank;
     (f) By Buyers if, prior to the Closing, the Bank is examined for compliance with the CRA and receives a rate lower than “Satisfactory” or, if the report of examination is still pending on the date of the Closing, Buyer is unable to satisfy itself that the Bank will receive a rating of Satisfactory or better;
     (g) by either Buyers or Seller in writing if the Closing has not occurred by the close of business on September 30, 2010, provided that this right to terminate shall not be available to any Party whose failure to perform such Party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.
     (h) by Buyers in their sole discretion by providing written notice of termination from Agent to Seller within five (5) days of delivery to Buyer of the Disclosure Schedules required by Article III of this Agreement.

7.2 Effect of Termination
     (a) General. In the event of termination of this Agreement by either Seller or Buyers as provided in Section 7.1, this Agreement shall forthwith have no effect, and neither Seller nor Buyer, any of their respective Subsidiaries, nor any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (1) Sections 5.3 (Investigation and Confidentiality), 5.4 (Press Releases), 7.2 (Effect of Termination), 7.3 (Buyers Termination Fee) and 7.4 (Liquidated Damages) shall survive any termination of this Agreement, and (2) notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Buyers shall be relieved or released from any of its liabilities or damages arising out of a willful breach of representations and warranties made by it or a willful failure to perform any of its covenants in this Agreement.
     (b) Termination Notice. In the event of the termination of this Agreement as provided in Section 7.1, notice shall immediately be given to the other party or parties specifying the provision of this Agreement pursuant to which termination is made.
     (c) Liquidated Damages; Termination Fee. Notwithstanding anything contained herein to the contrary, if Seller validly exercises its right to terminate this Agreement pursuant to Section 7.1(b) hereof, then Buyers shall, jointly and severally, within ten (10) days after written demand, pay to Seller a sum equal to $350,000, which the Parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for their involvement in the transactions contemplated in this Agreement and is not a penalty or forfeiture. Notwithstanding anything contained herein to the contrary, if Buyer validly exercises its right to terminate this Agreement pursuant to Section 7.1(b) hereof, then Seller shall, within ten (10) days after written demand, pay to Buyers a sum equal to $350,000, which the Parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for their involvement in the transactions contemplated in this Agreement and is not a penalty or forfeiture. No termination fee shall be payable if this Agreement is terminated pursuant to Section 6.1(a) (failure to obtain regulatory approval) or Section 7.1(g) (failure to close by September 30, 2010). No termination fee shall be payable if this Agreement is terminated pursuant to Sections 6.2(c), 6.2(d), 6.3(f), 6.3(h) or 6.3(i). Upon the making and receipt of such payment under this Section, such Party shall have no further obligation of any kind under this Agreement and neither Party shall have any further obligation of any kind under this Agreement, except in each case under Sections 5.3 and 5.4, and no Party shall have any liability for any breach or alleged breach by such Party of any provision of this Agreement. For purposes of this Section 7.2(c), in the event any payment required by Seller is prohibited by written directive of a regulatory authority issued after the date of this Agreement, then such payment shall not be due until the lifting or removal of such prohibition,
     (d) Notices. The Seller or the Bank shall notify Buyer promptly in writing of the receipt or occurrence of any Acquisition Proposal. The giving of such notice by the Seller or the Bank shall not be a condition to the right of Acquirer to payment of the Termination Fee.

7.3 Waiver
     Each Party, by written instrument signed by an executive officer of such Party, may at any time extend the time for the performance of any of the obligations or other acts of the other Party and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (iv) the performance by the other Party of any of its obligations set forth herein.
7.4 Amendment or Supplement
     This Agreement may be amended or supplemented at any time by mutual agreement of the Parties, provided that any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties.
ARTICLE VIII
INDEMNIFICATION
8.1 Survivability of Representations and Warranties
     The representations and warranties of the Parties contained in Article III and Article IV shall survive the Closing and any claim for indemnification under Article VIII must be made within twelve (12) months following the Closing Date, except for the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1 and 4.2, or any claim for indemnification resulting from or arising out of an inaccuracy or breach of those Sections, which shall survive indefinitely. The making of a claim in good faith and in writing for indemnification under this Agreement within twelve (12) months of the Closing Date as to matters covered herein by such twelve (12) month period shall toll the running of the limitation period with respect to that claim.
8.2 Indemnification by Seller
     Seller shall indemnify Buyer and the agents of buyer against and hold them harmless from:
     (a) All liability, loss, damage, deficiency or expense resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Seller herein; and
     (b) All liability, loss, damage, deficiency or expense resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller herein.
     (c) All liability, loss, damage, deficiency or expense resulting from or arising out of the litigation 350 Dodge, LLC vs. North Face Ventures, LLC and Driftwood Resorts, LLC vs. Fentura Financial Inc. and West Michigan Community Bank, Case No. D-09-4635-LT in State of Michigan District Court. Seller is responsible for defending this litigation.

8.3 Indemnification by Buyers
     Buyers shall indemnify Seller and the shareholders, directors, employees and agents of Seller against and hold them harmless from:
     (a) All liability, loss, damage, deficiency or expense resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyers herein; and
     (b) All liability, loss, damage, deficiency or expense resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyers herein.
8.4 Indemnification Procedures
     Seller shall be liable to the Buyers under Section 8.2 and Buyers shall be liable to the Seller under Section 8.3 (i) only if Buyers or Seller, as the case may be, delivers to the other written notice, setting forth in reasonable detail the identity, nature and amount of and any claim for indemnification (a “Claims Notice”), prior to the expiration of the applicable survival period under Section 8.1 and (ii) only if the aggregate amount of all losses incurred by the Buyers or the Seller, as the case may be, exceed $100,000 (the “Indemnification Threshold”), in which case Seller or Buyer, as applicable, shall be obligated to indemnify the Buyers or the Seller, as applicable, only for the excess of the aggregate amount of all such losses over the Indemnification Threshold, provided, however, that the Indemnification Threshold shall not apply to claims pursuant to Section 8.2(c).
ARTICLE IX
MISCELLANEOUS
9.1 Entire Agreement
     This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties and their respective successors, any rights, remedies, obligations, or liabilities.
9.2 No Assignment
     Neither of the Parties may assign any of its rights or obligations under this Agreement to any other person; provided, however, that any Buyer may transfer his right to purchase shares to his children and/or grandchildren.
9.3 Notices
     All notices or other communications that are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to Seller:	Fentura Financial, Inc.
175 North Leroy
Fenton, Michigan 48430-0725
Attn: Donald Grill
Tel: 810-750-8725
Fax: 810-629-3892

With a required copy to:	Howard & Howard Attorneys PLLC
151 S. Rose Street, Suite 800
Kalamazoo, MI 49007
Attn: Joseph B. Hemker
Tel: 269-382-8765
Fax: 269-382-1568

If to Buyers, to the attention of the Agent at:	Gemini Group 175 Thompson Road
Bad Ax, MI 48413
Attn: Kevin Nelson
Tel: 734-646-3564
Fax: 989-269-2097

With a required copy to:	Varnum LLP
333 Bridge Street, NW
Suite 1700
Grand Rapids, MI 49504
Attn: Harvey Koning
Tel: 616-336-6588
Fax: 616-336-7000
9.4 Interpretation
     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
9.5 Counterparts
     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.6 Further Assurances; Privileges
     Seller and Buyer each shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Stock Purchase Agreement.
9.7 Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and entirely to be performed within such jurisdiction.
9.8 Severability
     Any term, provision, covenant, or restriction contained in this Agreement held to be invalid, void, or unenforceable shall be ineffective to the extent of such invalidity, voidness, or unenforceability, but neither the remaining terms, provisions, covenants, nor restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant, or restriction contained in this Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.
9.9 Agent for Buyers
     Each Buyer constitutes and appoints Agent as that Buyer’s true and lawful agent, proxy and attorney-in-fact with full authority and power of substitution to act in the name, place and stead of such person and (to the extent applicable) such person’s executors, heirs, administrators, personal representatives, successors, and permitted assigns, in any and all capacities to execute any and all instruments or other documents on behalf of such person and to do and perform every act and thing required or permitted to be done by such person or Agent hereunder or otherwise with respect to all matters relating to this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Agent shall have the full and exclusive authority as fully to all intents and purposes as each Buyer might or could do “in person”, all in the discretion of Agent, including:
     (a) in general, doing all things and performing all acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Agent to be required or permitted in connection with, this Agreement;
     (b) executing and delivering all amendments and waivers to this Agreement that Agent deems necessary or appropriate, whether prior to, at or after the Closing, which amendments and waivers will be binding on each Buyer;
     (c) agreeing with Seller with respect to any matter or thing required or deemed advisable by Agent in connection with the provisions of this Agreement calling for the agreement of any Buyer;

     (d) making all applications with regulators necessary in connection with the transactions contemplated by this Agreement and responding to all request for information from regulators;
     (e) delivering notices required to be delivered by any Buyer under this Agreement;
     (f) receiving notices required to be delivered to any Buyer under this Agreement;
     (g) acting with respect to indemnification claims;
     (h) retaining and employing legal counsel, accountants, consultants and other professional advisors with reference to the performance of the duties assigned and paying such advisors; and
     (i) taking action on behalf of any Buyer from time to time as Agent may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement.
Each Buyer agrees that the agency, proxy and power of attorney described above are coupled with an interest, and are therefore irrevocable without prior written notice to Buyer. Each Buyer acknowledges and agrees that upon delivery by Agent of any waiver, amendment, agreement, opinion, certificate or other documents executed by Agent or any decisions made by Agent, it shall be bound by such documents or decision as fully as if Buyer had executed and delivered such documents or made such decisions.
The parties agree that any action that may be taken, right that may be exercised or notice that may be given under this Agreement by Buyer may only be taken, exercised or given by Agent, and that each Buyer shall be bound by all actions and omissions of Agent and Buyer shall not have the right to object, dissent, protest or otherwise contest the same. Each Buyer shall cooperate with Agent and any accountants, attorneys, consultants and other professional advisors or other agents whom Agent may retain to assist in carrying out Agent’s duties hereunder. Agent may communicate with each Buyer or any other person concerning Agent’s responsibilities hereunder, but it is not required to do so.
[SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed by their duly authorized officers as of April 27, 2010.

FENTURA FINANCIAL, INC.
By:	/s/ Donald L. Grill
Print name: Donald L. Grill
Its: President and CEO

BUYERS:
/s/ Marie A. Roberts
William F. Roberts Trust

/s/ Frank M. Peplinski
Frank M. Peplinski

/s/ L. Jack Rochefort
L. Jack Rochefort

/s/ Clark K. Shuart
Clark K. Shuart

/s/ David Hyzer
David Hyzer

/s/ Thomas McCurley
Thomas McCurley